June 2014 Preliminary Terms No. 172 Registration Statement No. 333-190038 Dated June 6, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Equity-Linked Partial Principal at Risk Securities due June 25, 2021
Based on the Value of the EURO STOXX 50® Index
Principal at Risk Securities
Unlike conventional debt securities, the Equity-Linked Partial Principal at Risk Securities (the “securities”) will pay no interest and provide for a minimum payment at maturity of only 90% of the stated principal amount. If the closing level of the EURO STOXX 50® Index on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their securities plus 140% of the appreciation of the underlier. However, if the closing level of the EURO STOXX 50® Index on the valuation date is less than on the pricing date, at maturity investors will lose 1% of their stated principal amount for every 1% of that decline, subject to the minimum payment at maturity. Investors may lose up to 10% of the stated principal amount of the securities. These long-dated securities are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of at least 90% of principal at maturity plus the potential to receive a supplemental redemption amount, if any.
The securities are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the securities are subject to the creditworthiness of Barclays Bank PLC, and are not guaranteed by any third party.
SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlier:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:†	June , 2014 (expected to price on or about June 20, 2014)
Original issue date:†	June , 2014 (3 business days after the pricing date)
Valuation date: †	June 22, 2021, subject to postponement
Maturity date:†	June 25, 2021, subject to postponement
Interest:	None
Payment at maturity (per security):
•     If the final underlier value is greater than the initial underlier value:
$10 + supplemental redemption amount
•     If the final underlier value is less than or equal to the initial underlier value:
the greater of (a) $10 × underlier performance factor and (b) the minimum payment at maturity
In no event will the payment at maturity be less than the minimum payment at maturity. Any payment on the securities is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.

Supplemental redemption amount:	(i) $10 times (ii) the underlier return times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	140%
Minimum payment at maturity:	$9.00 per security (90% of the stated principal amount)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06742W752 / US06742W7526
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$10	$10	$0.35	$9.65
Total	$	$	$	$
(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.100 and $9.347 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each security they sell. See “Supplemental Plan of Distribution.”

One or more of our affiliats may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.
Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.
Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this document relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this document if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

Terms continued from previous page:
Closing level:
On any scheduled trading day, the closing level of the underlier as published at the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service page as set forth under “Underlier” above or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing level will be based on the alternate calculation of the underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

Listing:	We do not intend to list the securities on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†
Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and the maturity date may be changed so that the stated term of the securities remains the same. In addition, the maturity date and valuation date are subject to postponement. See “Additional Information about the Securities—Additional provisions—Postponement of maturity date,” “Additional Information about the Securities—Additional provisions—Postponement of valuation date” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”

Barclays Capital Inc.

Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

Additional Terms of the Securities
You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

•	http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

•	http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Index supplement dated July 19, 2013:

•	http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities  may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

Investment Summary
Equity-Linked Partial Principal at Risk Securities

The Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index (the “securities”) offer 140% participation in the positive performance of the underlier and 1:1 downside exposure to any depreciation of the underlier, subject to the minimum payment at maturity. The securities provide investors:

¡	an opportunity to gain exposure to the EURO STOXX 50® Index

¡	140% participation in any appreciation of the underlier over the term of the securities

¡	100% participation in any depreciation of the underlier over the term of the securities, subject to the minimum payment at maturity of $9.00 per security (90% of the stated principal amount)

If the final underlier value is greater than the initial underlier value, the securities will pay the stated principal amount of $10 plus a supplemental redemption amount. The supplemental redemption amount provides 140% upside participation (e.g., if the underlier appreciates 10%, the investor receives 100% of principal plus 14% at maturity) in the performance of the underlier. If the final underlier value is less than the initial underlier value, the payment at maturity per security will be less than the $10 principal amount by an amount proportionate to any decline in the underlier as of the valuation date from the pricing date, subject to the minimum payment at maturity. If the final underlier value is equal to the initial underlier value, the payment at maturity per security will be the stated principal amount of $10. Any payment on the securities, including the payment of the minimum payment at maturity, is subject to the credit risk of Barclays Bank PLC.

Maturity:	7 years
Participation rate:	140%
Minimum payment at maturity:	$9.00 per security (90% of the stated principal amount). Investors may lose up to 10% of the stated principal amount of the securities.
Interest:	None

Key Investment Rationale

Equity-Linked Partial Principal at Risk Securities offer exposure to the performance of the underlier and provide for the repayment of at least 90% of the principal amount at maturity.

Upside Scenario	The underlier increases in value and, at maturity, the investor receives a return reflecting 140% of the appreciation of the underlier.
Par or Downside Scenario
The underlier does not appreciate in value or declines in value, and, at maturity, the securities pay the principal amount back or an amount proportionate to the decline in the value of the underlier as of the valuation date from the pricing date, subject to the minimum payment at maturity of $9.00 per security (90% of the stated principal amount).

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

How the Securities Work
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Participation rate:	140%
Minimum payment at maturity:	$9.00 per security

Payoff Diagram

How it works

▪
Upside Scenario. If the final underlier value is greater than the initial underlier value, investors will receive the $10 stated principal amount plus 140% of the appreciation of the underlier from the initial underlier value to the final underlier value.

▪	For example, if the underlier appreciates by 10%, investors would receive a 14% return, or $11.40 per security, at maturity.

▪
Par or Downside Scenario.  If the final underlier value is less than or equal to the initial underlier value, investors will receive an amount less than or equal to the $10 stated principal amount and will suffer a 1% loss of principal for each 1% decline of the final underlier value from the initial underlier value, subject to the minimum payment at maturity of $9.00 per security.

▪	For example, if the underlier depreciates 5%, investors would lose 5% of their principal and receive a payment at maturity of $9.50 per security.

▪	If the underlier depreciates 50%, investors would lose only 10% of their principal and receive a payment at maturity of $9.00 per security, which is the minimum payment at maturity.

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and reflect the minimum payment at maturity of $9.00 (90.00% of the stated principal amount) and the participation rate of 140%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier. The actual initial underlier value will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The example table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
180.00	80.00%	N/A	$21.20	112.00%
170.00	70.00%	N/A	$19.80	98.00%
160.00	60.00%	N/A	$18.40	84.00%
150.00	50.00%	N/A	$17.00	70.00%
140.00	40.00%	N/A	$15.60	56.00%
130.00	30.00%	N/A	$14.20	42.00%
120.00	20.00%	N/A	$12.80	28.00%
110.00	10.00%	N/A	$11.40	14.00%
105.00	5.00%	N/A	$10.70	7.00%
100.00	0.00%	100.00%	$10.00	0.00%
95.00	-5.00%	95.00%	$9.50	-5.00%
90.00	-10.00%	90.00%	$9.00	-10.00%
80.00	-20.00%	80.00%	$9.00	-10.00%
70.00	-30.00%	70.00%	$9.00	-10.00%
60.00	-40.00%	60.00%	$9.00	-10.00%
50.00	-50.00%	50.00%	$9.00	-10.00%
40.00	-60.00%	40.00%	$9.00	-10.00%
30.00	-70.00%	30.00%	$9.00	-10.00%
20.00	-80.00%	20.00%	$9.00	-10.00%
10.00	-90.00%	10.00%	$9.00	-10.00%
0.00	-100.00%	0.00%	$9.00	-10.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 120.00.
Because the final underlier value is greater than the initial underlier value and the underlier return is 20%, the investor receives a payment at maturity of $12.80 per $10.00 stated principal amount calculated as follows:

$10 + supplemental redemption amount
$10 + ($10 × underlier return × participation rate)
$10 + ($10 × 20% × 140%) = $12.80

The total return on the securities is 28.00%.

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

Example 2: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 95.00.

Because the final underlier value is less than the initial underlier value but $10 × the underlier performance factor is greater than the minimum payment at maturity and the underlier performance factor is -5%, the investor receives a payment at maturity of $9.50 per $10.00 stated principal amount calculated as follows:

$10 × underlier performance factor
$10 × 95% = $9.50

The total return on the securities is -5.00%.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value and $10 × the underlier performance factor is less than the minimum payment at maturity, the investor receives the minimum payment at maturity of $9.00 per $10.00 stated principal amount.

The total return on the securities is -10.00% (reflecting the minimum payment at maturity).

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

¡
The securities do not pay interest and provide a minimum payment at maturity of only 90% of the stated principal amount.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 90% of your principal. If the final underlier value is less than the initial underlier value, you will lose 1% of your principal for every 1% decline of the final underlier value from the initial underlier value, subject to the minimum payment at maturity of $9.00 per security.  You may lose up to 10% of your initial investment in the securities.

¡
Credit of Issuer. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

¡
The securities will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the securities. We do not intend to list the securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial underlier value and the final underlier value, and will calculate the amount of cash you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

¡	selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

¡
The amount payable on the securities is not linked to the value of the underlier at any time other than the valuation date.  The final underlier value will be based on the closing level of the underlier on the valuation date, subject to postponement for non-scheduled trading days and certain market disruption events. Even if the value of the underlier appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlier prior to such drop. Although the actual value of the underlier on the stated maturity date or at other times during the term of the securities may be higher than the final underlier value, the payment at maturity will be based solely on the closing level on the valuation date.

¡
Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

¡
Investing in the securities is not equivalent to investing in the underlier. Investing in the securities is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

¡
The securities do not provide direct exposure to fluctuations in foreign exchange rates. The value of the securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier. Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

¡
There are risks associated with investments in securities, such as the securities, linked to the value of non-U.S. equity securities.  The underlier is linked to the value of non-U.S. equity securities. Investments in securities linked to the value of any non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

¡
Adjustments to the underlier could adversely affect the value of the securities.  The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

¡
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, therefore, the level above which the underlier must close on the valuation date so that the investor receives a positive return on their initial

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Equity-Linked Partial Principal at Risk Securities due June 25, 2021 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

¡
investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

¡
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing level of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities composing the underlier and that may affect the final underlier value;

o	the exchange rates of the U.S. dollar relative to the currency in which the securities composing the underlier trade; and

o	any actual or anticipated changes to our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.  The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

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The estimated value of your securities is expected to be lower than the initial issue price of your securities.  The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

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The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the

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methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no

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¡	obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50 Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991. The information on the EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

 Information on the EURO STOXX 50® Index as of market close on June 3, 2014:
Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,247.80
Current Closing Level:	3,241.04	52 Week Low:	2,511.83
52 Weeks Ago:	2,747.74

The following table sets forth the published high, low and period-end closing levels of the EURO STOXX 50® Index for each quarter for the period of January 2, 2008 through June 3, 2014. The associated graph shows the closing levels of the EURO STOXX 50® Index for each day in the same period. The closing level of the EURO STOXX 50® Index on June 3, 2014 was 3,241.04. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93

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2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter (through June 3, 2014)	3,247.80	3,091.52	3,241.04

EURO STOXX 50® Historical Performance— January 2, 2008 to June 3, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities
Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.
For a description of adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming this treatment is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the securities prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the securities. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

After the Issue Date, you may obtain the comparable yield and the projected payment schedule by requesting them from the Director of Structuring, Investor Solutions Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual supplemental redemption amount that we will pay on the securities, if any.

You should consult your tax advisor regarding the U.S. federal tax consequences of an

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investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders

We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the supplemental redemption amount on the securities, although the Internal Revenue Service could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each security they sell.

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